As filed with the Securities and Exchange Commission on December 28, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4899	95-4484725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia 30005

(770) 935-4152

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brent Kelton

Chief Executive Officer

AMERI Holdings, Inc.

4080 McGinnis Ferry Road, Suite 1306

Alpharetta, Georgia 30005

(770) 935-4152

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989	Henoch Cohn President and Director Jay Pharma Inc. 4851 Tamiami Trail N. Suite 200 Naples, FL 34103 Tel: (239) 302-1707	Richard A. Friedman, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, New York 10112 Tel. (212) 653-8700 Fax (212) 655-1729

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the Offer.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-238742

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an [X] in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	10,800,000	N/A	$0.00	$0.00
Series B Preferred Stock, $0.01 par value per share	2,400,000	N/A	N/A	N/A

(1)	The number of shares to be registered hereunder is intended to represent the maximum number of additional shares of common stock, par value $0.01 per share (“Common Stock”), and Series B preferred stock, par value $0.01 per share (“Series B Preferred Stock”), of the registrant estimated to be issuable at the time of completion of the tender offer (the “Offer”) for all of the outstanding common shares of Jay Pharma Inc. (“Jay Pharma”), whereby Jay Pharma will become a wholly-owned subsidiary of the registrant, to holders of common shares of Jay Pharma or upon the conversion or exercise of promissory notes, options, warrants and other securities convertible into or exercisable for common shares of Jay Pharma, as a result of an increase in the exchange ratio. The registrant previously registered 54,000,000 shares of Common Stock and 12,000,000 shares of Series B Preferred Stock pursuant to Amendment No. 5 to the Registration Statement on Form S-4 filed on November 10, 2020 (Registration No. 333-238742) and had no registration fees associated therewith pursuant to Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416 under, there are also being registered such additional shares of Common Stock and Series B Preferred Stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions.

(2)	Upon the filing of Amendment No. 5 to the Registration Statement on Form S-4 filed on November 10, 2020 (Registration No. 333-238742), the maximum aggregate offering price, solely for purposes of calculation of the registration fee, was calculated in accordance with Rule 457(f) of the Securities Act. Jay Pharma is a private company and no market exists for its equity securities and Jay Pharma has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of Jay Pharma’s capital stock being acquired in the proposed Offer. However, because Jay Pharma’s securities have no par value, this value is $0.00. Accordingly, the maximum aggregate offering price calculated in connection with the filing of the Initial Registration Statement has not changed.

This registration statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 10,800,000 shares of common stock, $0.01 par value per share (“Common Stock”) and an additional 2,400,000 shares of Series B preferred stock, par value $0.01 per share (“Series B Preferred Stock”) of AMERI Holdings, Inc. (“Ameri”) for issuance in connection with the completion of the tender offer (the “Offer”) for all of the outstanding common shares of Jay Pharma Inc. (“Jay Pharma”), whereby Jay Pharma will become a wholly-owned subsidiary of Ameri, to holders of common shares of Jay Pharma or upon the conversion or exercise of promissory notes, options, warrants and other securities convertible into or exercisable for common shares of Jay Pharma. Ameri has previously registered 54,000,000 shares of Common Stock and 12,000,000 shares of Series B Preferred Stock by means of a currently effective registration statement on Form S-4 (Registration No. 333-238742) (the “Form S-4”). The number of shares originally registered represented the maximum number of shares of Common Stock and Series B Preferred Stock estimated to be issuable in connection with the Offer, based on the number of shares of Ameri common stock outstanding as of November 9, 2020, and the issuance of Common Stock and Series B Preferred Stock to Jay Pharma holders pursuant to an exchange ratio of 0.8504, calculated pursuant to the Tender Offer Support Agreement and Termination of Amalgamation Agreement, dated as of August 12, 2020, by and among Ameri, Jay Pharma and certain other signatories thereto.

The number of shares of Common Stock and Series B Preferred Stock issuable upon the completion of the Offer is now estimated to be higher than originally anticipated. Subsequent to the filing of the Form S-4, a certain holder of notes convertible into Common Stock converted its notes into shares of Common Stock (the “Ameri Note Conversions”). In addition, on December 4, 2020, Jay Pharma and Alpha Capital Anstalt, a current noteholder of Jay Pharma (“Alpha”), by executing a securities purchase agreement whereby Alpha purchased an additional 1,000,000 common shares of Jay Pharma and Series A Warrants to purchase 500,000 common shares of Jay Pharma at an exercise price of $0.30 per share for an aggregate purchase price of $300,000 (the “Alpha December Investment”). Lastly, upon receiving approval of the stockholders at a special meeting of Ameri stockholders held on December 23, 2020, the conversion price of certain outstanding convertible debenture of Ameri was reduced. The increase in the number of shares of Common Stock and the reduction in the outstanding principal and accrued interest on the note due to the Ameri Note Conversions, the increase in the number of shares of Ameri Series B Preferred Stock issuable upon conversion of the convertible debenture and the number of shares of Common Stock underlying such shares of Series B Preferred Stock and the increase in the number of Jay Pharma common shares outstanding on a fully-diluted basis as a result of the Alpha December Investment impacted the exchange ratio, which determines the number of shares of Common Stock and Series B Preferred Stock that holders of outstanding common shares of Jay Pharma will be entitled to receive at the completion of the Offer. Thus, Ameri is registering an additional 10,800,000 shares of Common Stock and an additional 2,400,000 shares of Series B Preferred Stock.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference the contents of the Registration Statement on Form S-4, Registration No. 333-238742, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Index to Exhibits attached to and filed with this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description
5.1	Opinion of Sheppard, Mullen, Richter & Hampton LLP regarding legal matters
8.1	Opinion of Sheppard, Mullen, Richter & Hampton LLP regarding tax matters
8.2	Opinion of Haynes and Boone, LLP regarding tax matters
8.3	Opinion of Fogler Rubinoff LLP regarding tax matters.
23.1	Consent of Sheppard, Mullen, Richter & Hampton LLP (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 8.2)
23.3	Consent of Ram Associates, CPA
23.4	Consent of Marcum LLP
24.1*	Powers of Attorney of Registrant’s Board of Directors (incorporated by reference to the signature pages of the Registration Statement on Form S-4)
99.1	Consent of Gemini Valuation Services, LLC

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia on December 28, 2020.

AMERI HOLDINGS, INC.

By:	/s/ Brent Kelton
Name:	Brent Kelton
Title:	Chief Executive Officer

Signature	Title	Date

*	Chief Executive Officer	December 28, 2020
Brent Kelton	(Principal Executive Officer)

*	Chief Financial Officer	December 28, 2020
Barry Kostiner	(Principal Financial Officer)

*	Chairman of the Board of Directors	December 28, 2020
Srinidhi Devanur

*
Thoranath Sukumaran	Director	December 28, 2020

*
Carmo Martella	Director	December 28, 2020

*
Dimitrios Angelis	Director	December 28, 2020

By:	/s/ Brent Kelton
Name:	Brent Kelton
Title:	Power of Attorney